Exhibit 10.1

EXECUTION VERSION

SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

by and between

OPTIMER PHARMACEUTICALS, INC.

and

CUBIST PHARMACEUTICALS, INC.

Dated as of September 16, 2013

i

ii

SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT

This SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, dated as of September 16, 2013 (this “Agreement”), is by and between OPTIMER PHARMACEUTICALS, INC., a Delaware corporation (“Optimer”), and CUBIST PHARMACEUTICALS, INC., a Delaware corporation (“Purchaser”).

WHEREAS, Optimer and Purchaser have entered into that certain Agreement and Plan of Merger, dated as of July 30, 2013 (as it may be amended from time to time) pursuant to which a wholly owned subsidiary of Purchaser will merge with and into Optimer, with Optimer continuing as the surviving entity (the “Merger Agreement”); and

WHEREAS, pursuant to Section 7.13 of the Merger Agreement, Optimer desires to sell to Purchaser, and Purchaser desires to purchase from Optimer, certain shares of Series A Convertible Preferred Stock, par value $0.001 per share (each, a “Series A Convertible Preferred Share”), in accordance with the provisions of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.01                             Definitions

As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Basic Documents” means, collectively, this Agreement, the Certificate of Designations and any and all other agreements or instruments executed and delivered by the parties on even date herewith relating to the issuance and sale of the Purchased Shares, or any amendments, supplements, continuations or modifications thereto.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Certificate of Designations” means the certificate of designations for the Series A Convertible Preferred Shares to be filed by Optimer with the Secretary of State of the State of Delaware on or before the date hereof, in all material respects in the form attached to this Agreement as Exhibit A.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of Optimer, as amended by the Certificate of Designations.

“Change of Control” means any transaction or series of related transactions involving Optimer and any Person or “group” (as such term is defined in the Exchange Act) of Persons (in each case other than Purchaser and its Affiliates) resulting in any such Person or “group” becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total equity interest in or voting power of Optimer on a fully diluted basis.

“Closing” shall have the meaning specified in Section 2.02(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Shares” means shares of the common stock, par value $0.001 per share, of Optimer.

“Confidentiality Agreement” means that certain letter agreement between Optimer and Purchaser, dated April 15, 2013.

“Contract” means any lease, license, contract, note, mortgage, indenture or other agreement.

“Daily VWAP” means the volume-weighted average price per Common Share or other security, as applicable, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Share or security (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such trading day).  The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Five-day VWAP” means the average of the Daily VWAP of the Common Shares for each day during a 5 consecutive trading day period ending immediately prior to the date of determination.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Indemnified Party” shall have the meaning set forth in Section 6.03.

“Indemnifying Party” shall have the meaning set forth in Section 6.03.

“Knowledge” means Knowledge (as defined in the Merger Agreement).

“Law” means any federal, state, local and foreign laws, statutes and ordinances, common laws and any rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity.

“Lien” means any lien, charge, pledge, security interest, claim or other encumbrance.

“Lock-Up End Date” means the date one year after the termination of the Merger Agreement.

“Merger Agreement” has the meaning set forth in the Recitals of this Agreement.

“NASDAQ” means the Nasdaq Global Select Market.

“Optimer” has the meaning set forth in the Preamble of this Agreement.

“Optimer Material Adverse Effect” means Material Adverse Effect (as defined in the Merger Agreement).

“Order” shall have the meaning specified in Section 2.03(a).

“Permitted Liens” means (i) Liens arising out of or resulting from Taxes, assessments or governmental charges or levies not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) Liens resulting from a precautionary filing by a lessor with respect to a lease, (iii) Liens imposed by Law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings, (iv) purchase money security interests for the purchase or leasing of office equipment, computers, vehicles and other items of tangible personal property, (v) in the case of real property, zoning, building, subdivision, environmental, entitlement or other land use regulations, (vi) in the case of real property, easements, quasi-easements, encumbrances, licenses, covenants, rights-of-way, rights of re-entry or other restrictions and similar agreements, conditions or restrictions or Liens that would be shown by a current title report or other similar report or listing or by a current survey or physical inspection and (vii) any other Liens which are not, individually or in the aggregate, reasonably likely to materially and adversely affect Optimer and its Subsidiaries, taken as a whole.

“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Purchase Price” means the monetary amount in immediately available funds equal to the product of the number of Purchased Shares for Purchaser, multiplied by the Series A Convertible Preferred Share Price.

“Purchased Shares” means 250,000 Series A Convertible Preferred Shares.

“Purchaser” has the meaning set forth in the Preamble of this Agreement.

“Purchaser Material Adverse Effect” has the meaning specified in Section 4.03.

“Representatives” of any Person means the directors, officers, employees, investment bankers, attorneys, accountants and other advisors, agents or representatives of such Person.

“Required Delivery Date” has the meaning specified in Section 7.07.

“Required Information” has the meaning specified in Section 7.07.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

“Series A Convertible Preferred Share” has the meaning set forth in the Recitals of this Agreement.

“Series A Convertible Preferred Share Price” shall have the meaning specified in Section 2.01(b).

“Specified Contract” means Specified Contract (as defined in the Merger Agreement).

“Stockholders” means the holders of Common Shares.

“Subsidiary” means, with respect to any Person, any other Person (x) which is a general partner of such Person or (y) of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

“Tax” (including, with correlative meaning, the term “Taxes”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, unclaimed property or escheatment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties, imposts, fees in the nature of taxes, levies or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions.

Section 1.02          Accounting Procedures and Interpretation

Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all determinations with respect to accounting matters hereunder shall be made in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.

ARTICLE II
AGREEMENT TO SELL AND PURCHASE

Section 2.01          Sale and Purchase

(a)           Subject to the terms and conditions hereof, Optimer hereby agrees to issue and sell to Purchaser and Purchaser hereby agrees to purchase from Optimer, the Purchased Shares, and Purchaser agrees to pay to Optimer the Series A Convertible Preferred Share Price for each such Purchased Share as set forth in paragraph (b) below.

(b)           The amount per Series A Convertible Preferred Share Purchaser will pay to Optimer to purchase the Purchased Shares (the “Series A Convertible Preferred Share Price”) hereunder shall be $100.00 per Purchased Share.

Section 2.02          Closing

(a)           Subject to the terms and conditions hereof and unless otherwise mutually agreed in writing between Optimer and Purchaser, the consummation of the purchase and sale of the Purchased Shares hereunder (the “Closing”) shall take place at the offices of Sullivan & Cromwell, LLP, 125 Broad Street, New York, New York at 9:00 AM on the date hereof, or such other place and time mutually agreed upon and specified in writing by the parties.

(b)           Payment for the Purchased Shares shall be made by Purchaser to Optimer on the date hereof to the account designated by Optimer to Purchaser on or prior to the date hereof.  The Purchased Shares shall be delivered to Purchaser on the date hereof, subject to the fulfillment or waiver of each of the conditions set forth in Sections 2.03, 2.04 and 2.05 hereof.

Section 2.03          Mutual Conditions

The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Shares shall be subject to the satisfaction on or prior to the date hereof of each of the following conditions (any or all of which may be waived as to a particular party’s obligations by such party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):

(a)           No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, deemed applicable or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby (collectively, an “Order”); and

(b)           The Merger Agreement shall not have been terminated in accordance with its terms.

Section 2.04          Purchaser’s Conditions

The obligation of Purchaser to consummate the purchase of the Purchased Shares shall be subject to the satisfaction on or prior to the date hereof of each of the following conditions (any or all of which may be waived by Purchaser in writing, in whole or in part, to the extent permitted by applicable Law):

(a)           Optimer shall have performed and complied with, in all material respects, the covenants and agreements contained in this Agreement that are required to be performed and complied with by Optimer on or prior to the date hereof;

(b)           The representations and warranties of Optimer contained in this Agreement that are qualified by materiality or an Optimer Material Adverse Effect shall be true and correct as of the date hereof and all other representations and warranties of Optimer shall be true and correct in all material respects as of the date hereof (except that representations made as of a specific date shall be required to be true and correct as of such date only);

(c)           No notice of delisting from NASDAQ shall have been received by Optimer with respect to the Common Shares, Optimer shall have undertaken to file with NASDAQ the proper form or other notification and required supporting documentation, if required, as soon as reasonably practicable following the Closing and Optimer shall have provided to NASDAQ any requested information relating to the Common Shares underlying the Series A Convertible Preferred Shares;

(d)           The Certificate of Designations, in the form attached as Exhibit A to this Agreement, shall have been duly filed with the Secretary of State of the State of Delaware and be in full force; and

(e)           Optimer shall have delivered, or caused to have been delivered, to Purchaser at the Closing, Optimer’s closing deliverables described in Section 2.06.

Section 2.05          Optimer’s Conditions

The obligation of Optimer to consummate the sale of the Purchased Shares to Purchaser shall be subject to the satisfaction on or prior to the date hereof of each of the following conditions (any or all of which may be waived by Optimer in writing, in whole or in part, to the extent permitted by applicable Law):

(a)                                 The representations and warranties of Purchaser contained in this Agreement that are qualified by materiality shall be true and correct as of the date hereof and all other representations and warranties of Purchaser shall be true and correct in all material respects as of the date hereof;

(b)                                 Purchaser shall have performed and complied with, in all material respects, the covenants and agreements contained in this Agreement that are required to be performed and complied with by Purchaser on or prior to the date hereof; and

(c)                                  Purchaser shall have delivered, or caused to have been delivered, to Optimer at the Closing Purchaser’s closing deliverables described in Section 2.07.

Section 2.06                             Optimer Deliverables

At the Closing, subject to the terms and conditions hereof, Optimer will deliver, or cause to be delivered, to Purchaser:

(a)                                 A certificate or certificates representing the Purchased Shares or evidence that the Purchased Shares have been issued in book-entry form with the transfer agent, American Stock Transfer & Trust Company, LLC, in the name requested by Purchaser (in each case, bearing the legend set forth in Section 4.09), and meeting the requirements of the Certificate of Incorporation, free and clear of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Certificate of Incorporation or this Agreement and under applicable state and federal securities laws and other than Liens as are created by Purchaser;

(b)                                 A cross-receipt executed by an appropriate officer of Optimer and delivered to Purchaser certifying that Optimer has received the Purchase Price from Purchaser as of the date hereof; and

(c)                                  A certificate, dated the date hereof and signed by the Secretary of Optimer, in her capacity as such, certifying: (i) that attached thereto is a true and complete copy of the certificate of incorporation of Optimer as in effect on the date of such certification; (ii) that attached thereto is a true and complete copy of the bylaws of Optimer as in effect on the date of such certification; (iii) that attached thereto is a true and complete copy of all resolutions adopted by the board of directors of Optimer authorizing the transactions contemplated by this Agreement; and (iv) to the incumbency of any officer of Optimer executing the Basic Documents.

Section 2.07                             Purchaser’s Deliverables

At the Closing, subject to the terms and conditions hereof, Purchaser will deliver, or cause to be delivered, to Optimer:

(a)                                 Payment of the Purchase Price by wire transfer of immediately available funds to the account designated by Optimer to Purchaser on or prior to the date hereof; and

(b)                                 A cross-receipt executed by an appropriate officer of Purchaser and delivered to Optimer certifying that Purchaser has received its Purchased Shares as of the date hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF OPTIMER

Optimer represents and warrants to Purchaser as follows:

Section 3.01                             Existence

Each of Optimer and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have an Optimer Material Adverse Effect.

Section 3.02                             Purchased Shares

The Purchased Shares shall have those rights, preferences, privileges and restrictions governing the Series A Convertible Preferred Shares as set forth in the Certificate of Designations.

Section 3.03                             Valid Issuance

(a)                                 The offer and sale of the Purchased Shares has been, or prior to the date hereof will be, duly authorized by Optimer and, when issued and delivered to Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid and nonassessable and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Certificate of Incorporation or this Agreement and under applicable state and federal securities laws and other than Liens as are created by Purchaser.

(b)                                 Two million five hundred thousand (2,500,000) Common Shares have been reserved for issuance upon conversion of the Series A Convertible Preferred Shares and such Common Shares and any other Common Shares issuable upon conversion of the Series A Convertible Preferred Shares will, in each case when issued, be duly authorized by Optimer and, upon issuance in accordance with the terms of the Series A Convertible Preferred Shares as set forth in the Certificate of Designations, will be validly issued, fully paid and nonassessable (except as such nonassessability may be affected by changes in applicable Law) and will be free of any and all Liens and restrictions on transfer, other than restrictions on transfer under the Certificate of Incorporation or this Agreement and under applicable state securities laws and other than such Liens as are created by Purchaser.

Section 3.04                             No Conflicts

The execution, delivery and performance of the Basic Documents by Optimer do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or bylaws of Optimer or the comparable governing documents of any of its Subsidiaries, (ii) a grant of rights to any third party under any Specified Contract or a creation of obligations for Optimer or any of its Subsidiaries under any Specified Contract in addition to those obligations of Optimer or its Subsidiaries in effect on the date of this Agreement not otherwise terminable by the other party thereto without penalty upon 30 days’ notice, (iii) a breach or violation of, a termination (or right of termination) or default pursuant to any Specified Contract not otherwise terminable by the other party thereto without penalty upon 30 days’ notice or less, (iv) entitling the holders of any outstanding shares of capital stock of Optimer to preemptive or other rights to subscribe to or acquire the Series A Convertible Preferred Shares or other securities of Optimer, (v) the creation of any Lien (other than Permitted Liens on any assets of Optimer or its Subsidiaries) or (vi) assuming the accuracy of the representations and warranties of Purchaser contained herein and its compliance with the covenants contained herein, and compliance with the matters referred to in Section 3.06, a violation under any Law to which Optimer or any of its Subsidiaries is subject, except, in the case of clause (ii), (iii), (v) or (vi) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have an Optimer Material Adverse Effect.

Section 3.05                             Authority, Enforceability

Optimer has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Basic Documents and to consummate the transactions contemplated hereby and thereby.  Each of the Basic Documents has been duly executed and delivered by Optimer and constitutes the valid and binding agreement of Optimer, enforceable against Optimer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 3.06                             Approvals

No approval from the Stockholders is required under the Certificate of Incorporation or the rules of NASDAQ in connection with Optimer’s issuance and sale of the Purchased Shares to Purchaser.  Other than (i) the filings and/or notices pursuant to Section 5.01 and Section 5.02 and (ii) compliance with applicable requirements of the Securities Act and/or the Exchange Act, as applicable, no notices, reports or other filings are required to be made by Optimer with, nor are any consents, registrations, approvals, permits or other authorizations required to be obtained by Optimer from any Governmental Entity, in connection with the execution, delivery and performance of the Basic Documents by Optimer and the consummation of the transactions contemplated hereby and thereby, the failure of which to make or obtain are not individually or in the aggregate, reasonably likely to have an Optimer Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated hereby and thereby.

Section 3.07                             Certain Fees

Other than to J.P. Morgan Securities LLC and Centerview Partners LLC, no fees or commissions are or will be payable by Optimer to brokers, finders or investment bankers with respect to the sale of any of the Purchased Shares or the consummation of the transactions contemplated by the Basic Documents.

Section 3.08                             No Registration

Assuming the accuracy of the representations and warranties of Purchaser, the issuance and sale of the Purchased Shares pursuant to this Agreement is exempt from registration requirements of the Securities Act, and neither Optimer nor, to the knowledge of Optimer, any authorized Representative acting on its behalf, has taken or will take any action hereafter that would cause the loss of such exemption.  Except as contemplated by this Agreement and the Certificate of Incorporation, neither Optimer nor any of its Subsidiaries is a party to any agreement obligating Optimer to file a registration statement under the Securities Act, which filing has not yet been made or which obligation has not yet lapsed.

Section 3.09                             Tax Matters

Optimer is treated as a corporation for purposes of the Internal Revenue Code of 1986, as amended.

Section 3.10                             Investment Company Status

Optimer is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 3.11                             Exemption from Rights Agreement

Each of the issuance of the Purchased Shares by Optimer and the ownership of the Purchased Shares by Purchaser is exempt and will be exempt from the provisions of the Stockholder Protection Rights Agreement, dated as of February 26, 2013, between Optimer and American Stock Transfer & Trust Company, LLC.

Section 3.12                             No General Solicitation or Advertising

Neither Optimer, nor any of its Subsidiaries or Affiliates, nor, to Optimer’s Knowledge, any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated by the Commission pursuant to the Securities Act) in connection with the offer or sale of the Purchased Shares.

Section 3.13                             Listing and Maintenance Requirements

Optimer’s Common Shares are registered pursuant to Section 12(b) and 12(g) of the Exchange Act, and Optimer has taken no action designed to, or which to Optimer’s Knowledge, would reasonably be expected to have the effect of, terminating the registration of the Common Shares under the Exchange Act (other than consummation of the transactions contemplated by the Merger Agreement), nor has Optimer received any written notification or had Knowledge of oral notification that the Commission is contemplating terminating such registration.  Optimer has not, in the 12 months preceding the date hereof, received notice from NASDAQ to the effect that Optimer is not in compliance with the listing or maintenance requirements of NASDAQ.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Optimer that:

Section 4.01                             Existence

Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power and authority, are not, individually or in the aggregate, reasonably likely to have a Purchaser Material Adverse Effect.

Section 4.02                             Authorization, Enforceability

Purchaser has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under the Basic Documents and to consummate the transactions contemplated hereby and thereby, and each of this Agreement and any other instrument executed and delivered by Purchaser on even date herewith has been duly executed and delivered by Purchaser and is a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.03                             No Breach

The execution, delivery and performance of the Basic Documents by Purchaser do not, and the consummation of the transactions contemplated hereby and thereby will not, constitute or result in (i) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Purchaser or the comparable governing instruments of any of its Subsidiaries, (ii) a grant of rights to any third party under any Contract of Purchaser or its Subsidiaries or the creation of obligations for, Purchaser or its Subsidiaries under any Contract in addition to those obligations of Purchaser in effect on the date of this Agreement not otherwise terminable by the other party thereto without penalty upon 30 days’ notice, (iii) a breach or violation of, a termination (or right of termination) or default under, or the creation of any Lien (other than Permitted Liens) on any assets of Purchaser or its Subsidiaries pursuant to Contract of Purchaser or its Subsidiaries or (iv) assuming the accuracy of the representations and warranties of Optimer contained herein and its compliance with the covenants contained herein, a violation under any Law to which Purchaser or its Subsidiaries is subject, except, in the case of clause (ii), (iii) or (iv) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, be reasonably likely to prevent or materially impede or delay the ability of Purchaser to consummate the transactions contemplated by the Basic Documents (a “Purchaser Material Adverse Effect”).

Section 4.04                             Certain Fees

No fees or commissions are or will be payable by Purchaser to brokers, finders, or investment bankers with respect to the purchase of any of the Purchased Shares or the consummation of the transactions contemplated by the Basic Documents.

Section 4.05                             Investment

The Purchased Shares, and the Common Shares issuable upon conversion of the Purchased Shares, are being acquired for Purchaser’s own account, not as a nominee or agent, and not with a view to the distribution thereof, and Purchaser has no present intention of selling or granting any participation in or otherwise distributing the same in any transaction, without prejudice, however, to Purchaser’s right at all times to (subject to Purchaser’s agreement contained in Section 5.04 hereof) sell or otherwise dispose of all or any part of the Purchased Shares under a registration statement under the Securities Act and applicable state securities laws or under an exemption from such registration available thereunder (including, without limitation, if available, Rule 144 promulgated thereunder).  If Purchaser should in the future decide to dispose of any of the Purchased Shares, Purchaser understands and agrees (a) that it may do so only in compliance with applicable Law, the Securities Act and applicable state securities law, as then in effect, which may include a sale contemplated by any registration statement pursuant to which such securities are being offered, and (b) that stop-transfer instructions to that effect will be in effect with respect to such securities.

Section 4.06                             Nature of Purchaser

Purchaser represents and warrants to, and covenants and agrees with, Optimer that (a) it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated by the Commission pursuant to the Securities Act and (b) by reason of its business and financial experience it has such knowledge, sophistication and experience in making similar investments and in business and financial matters generally so as to be capable of evaluating the merits and risks of the prospective investment in the Purchased Shares, is able to bear the economic risk of such investment and, at the present time, would be able to afford a complete loss of such investment.

Section 4.07                             Receipt of Information; Authorization

Purchaser acknowledges that it has (a) had access to all forms, registration statements, reports, schedules and statements required to be filed or furnished by Optimer under the Exchange Act or the Securities Act and (b) been provided a reasonable opportunity to ask questions of and receive answers from Representatives of Optimer regarding such matters.

Section 4.08                             Restricted Securities

Purchaser understands that, notwithstanding the provisions of Section 5.04, the Purchased Shares it is purchasing are characterized as “restricted securities” under the federal securities Laws inasmuch as they are being acquired from Optimer in a transaction not involving a public offering and that under such Laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.  In this regard, Purchaser represents that it is knowledgeable with respect to Rule 144 and Regulation D of the Commission promulgated under the Securities Act.

Section 4.09                             Legend

It is understood that the certificates evidencing the Purchased Shares or, upon conversion to Common Shares, the book-entry account maintained by the transfer agent evidencing such Common Shares, as applicable, will bear the following legend:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE SUBJECT TO THE TERMS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF OPTIMER PHARMACEUTICALS, INC. AND THE SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 16, 2013, BY AND BETWEEN OPTIMER PHARMACEUTICALS, INC. AND CUBIST PHARMACEUTICALS, INC.  THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF OPTIMER PHARMACEUTICALS, INC. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD VIOLATE THE THEN-APPLICABLE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL ENTITY WITH JURISDICTION OVER SUCH TRANSFER.

ARTICLE V
COVENANTS

Section 5.01                             Taking of Necessary Action

Each of the parties hereto shall use its commercially reasonable efforts to promptly take or cause to be taken all action and to promptly do or cause to be done all things necessary, proper or advisable under applicable Law and regulations to consummate and make effective the transactions contemplated by the Basic Documents.  Without limiting the foregoing, Optimer and Purchaser each shall use its commercially reasonable efforts to make all filings and obtain all consents of Governmental Entities that may be necessary or, in the reasonable opinion of the other party, as the case may be, advisable for the consummation of the transactions contemplated by the Basic Documents.

Section 5.02                             Other Actions

Optimer shall (i) cause the Certificate of Designations, in the form attached to this Agreement as Exhibit A, to be filed with the Secretary of State of the State of Delaware immediately prior to the issuance and sale of the Series A Convertible Preferred Shares contemplated by this Agreement, (ii) from and after the Closing, file with NASDAQ, within the time frame required by the rules and regulations of NASDAQ, the proper form or other additional listing notification and required supporting documentation, if required, and provide to NASDAQ any requested information, relating to the Common Shares underlying the Series A Convertible Preferred Shares and (iii) at the reasonable request of Purchaser, take such action, if any, as is necessary in order to obtain an exemption for or to qualify the Purchased Shares for subsequent resale by Purchaser in accordance with the terms of this Agreement under applicable state securities or “Blue Sky” Laws and shall provide evidence of any such action so taken to Purchaser from time to time following the date hereof.

Section 5.03                             Payment and Expenses

Except for withholding, transfer or other similar Taxes, all costs and expenses incurred in connection with the (i) the review of, negotiation of and preparation of comments to the Basic Documents and (ii) the Closing, shall be paid by the party incurring such expense.

Section 5.04                             Subsequent Offerings; Lock-Up Agreement

Without the prior written consent of Optimer, Purchaser will not (i) offer, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Purchased Shares or, except as set forth in clauses (a) and (b) below,  Common Shares issued upon conversion of the Purchased Shares or (ii) enter into any swap or other transaction or arrangement that transfers or that is designed to, or that might reasonably be expected to, result in the transfer to another, in whole or in part, any of the economic consequences of ownership of any of the Purchased Shares or, except as set forth in clauses (a) and (b) below, Common Shares issued upon conversion of the Purchased Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Shares, Purchased Shares or any other securities, in cash or otherwise:

(a)                                 until the Lock-Up End Date, provided, that any such transaction otherwise consummated in compliance with this Section 5.04(a) from and after the Lock-Up End Date shall not be consummated in an amount, on any single trading day, greater than the average daily trading volume of Common Shares on NASDAQ for the twenty (20) trading days prior to the consummation of such transaction; provided, further, that, for the avoidance of doubt, this Section 5.04(a) shall not apply following the date of the consummation of any Change of Control; or

(b)                                 at any time, to any Person or “group”, as such term defined in the Exchange Act, that files, or that would reasonably be expected to, after consummation of any such transaction otherwise consummated in compliance with this Section 5.04(b), be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder to file any statement on Schedule 13D with the Commission in respect of Optimer;

provided, however, that Purchaser may transfer its Purchased Shares or Common Shares issued upon conversion of the Purchased Shares to a wholly owned Subsidiary of Purchaser; provided, further, that that any such transfer shall be made in compliance with the terms and conditions set forth herein and such wholly owned Subsidiary shall be bound by the restrictions set forth in this Section 5.04.

Section 5.05                             Availability of Common Shares

Optimer shall reserve and keep available at all times when any Series A Convertible Preferred Shares are outstanding, free of preemptive and other similar rights of Stockholders, the requisite aggregate number of authorized but unissued Common Shares to enable Optimer to issue Common Shares upon conversion of the Series A Convertible Preferred Shares.

Section 5.06                             Non-Public Information

Following any termination of the Merger Agreement, other than as is reasonably necessary to perform under the Co-Promotion Agreement, dated as of April 5, 2011, as amended on July 30, 2013, between Optimer and Purchaser, each of Optimer and its Subsidiaries shall not disclose any material non-public information about Optimer to Purchaser, unless a simultaneous public announcement thereof is made by Optimer in the manner contemplated by Regulation FD. In the event of a breach of the foregoing covenant, Purchaser shall have the right to make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material, non-public information without the prior approval by Optimer; provided that Optimer shall have failed to publicly disclose such material, non-public information prior to such disclosure by Purchaser and after a reasonable time following Purchaser’s request therefor. Optimer hereby releases Purchaser from any liability to Optimer, any of its Subsidiaries, or any of their respective directors, officers, employees, stockholders or agents, for any such disclosure.

ARTICLE VI
INDEMNIFICATION

Section 6.01                             Indemnification by Optimer

Optimer agrees to indemnify Purchaser from, and hold Purchaser harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, costs, losses, liabilities, damages or expenses of any kind or nature whatsoever and, in connection therewith, and promptly upon demand, pay or reimburse Purchaser for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by Purchaser or asserted against or involve Purchaser as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Optimer contained herein; provided, that such claim is made prior to the expiration of such representations or warranties to the extent applicable; and provided, further, that the liability of Optimer under this Agreement shall not be greater in amount than the aggregate Purchase Price paid by Purchaser.  Furthermore, Optimer agrees that it will indemnify and hold harmless Purchaser from and against any and all claims, demands or liabilities for brokers’, finders’, placement or other similar fees or commissions incurred by Optimer in connection with the sale of any of the Purchased Shares and the consummation of the transactions contemplated by the Basic Documents.

Section 6.02                             Indemnification by the Purchaser

Purchaser agrees to indemnify Optimer from, and hold Optimer harmless against, any and all actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action and, in connection therewith, and promptly upon demand, pay or reimburse Optimer for all costs, losses, liabilities, damages or expenses of any kind or nature whatsoever, including, without limitation, the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by Optimer or asserted against or involve Optimer as a result of, arising out of, or in any way related to the breach of any of the representations, warranties or covenants of Purchaser contained herein; provided, that such claim for indemnification relating to a breach of the representations and warranties is made prior to the expiration of such representations and warranties; and provided, further, that the liability of Purchaser shall not be greater in amount than the aggregate Purchase Price paid by Purchaser.

Section 6.03                             Indemnification Procedure

Promptly after Purchaser or Optimer (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement, the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such claim or the commencement of such action, suit or proceeding, but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such claim to the extent then known.  The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel who shall be reasonably acceptable to the Indemnified Party, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith.  If the Indemnifying Party undertakes to defend or settle, it shall promptly notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and the settlement thereof.  Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control.  Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party.  After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has failed to assume the defense or employ counsel reasonably acceptable to the Indemnified Party or (B) the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not include any admission of wrongdoing or malfeasance by, the Indemnified Party.  The remedies provided for in this ARTICLE VI are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

ARTICLE VII
MISCELLANEOUS

Section 7.01                             Interpretation and Survival of Provisions

Article, Section, Schedule and Exhibit references are to this Agreement, unless otherwise specified.  All references to instruments, documents, contracts and agreements are references to such instruments, documents, contracts and agreements as the same may be amended, supplemented, and otherwise modified from time to time, unless otherwise specified.  The word “including” shall mean “including but not limited to”.  Whenever any party has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of such party unless otherwise specified.  Whenever any determination, consent or approval is to be made or given by Purchaser, such action shall be in Purchaser’s sole discretion unless otherwise specified in this Agreement.  If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect.  The Basic Documents have been reviewed and negotiated by sophisticated parties with the assistance of legal counsel and shall not be construed against the drafter.

Section 7.02                             Survival of Provisions

The representations and warranties set forth in Sections 3.01, 3.02, 3.03, 3.04(i), 3.05, 3.06, 3.07, 3.08, 3.09, 3.10, 3.13, 4.01, 4.02, 4.03(i), 4.04, 4.05, 4.06, 4.07, 4.08, and 4.09 hereunder shall survive the execution and delivery of this Agreement indefinitely, and the other representations and warranties set forth herein shall survive for a period of twelve (12) months following the date hereof regardless of any investigation made by or on behalf of Optimer or Purchaser.  The covenants made in this Agreement or any other Basic Document shall survive the Closing of the transactions described herein and remain operative and in full force and effect regardless of acceptance of any of the Purchased Shares and payment therefor and repayment, conversion, exercise or repurchase thereof.

Section 7.03                             No Waiver; Modifications in Writing

(a)                                 Delay.  No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.

(b)                                 Specific Waiver and Amendment.  Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document (except in the case of the Certificate of Incorporation, as amended by the Certificate of Designations, for amendments adopted pursuant to the terms thereof) shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination.  Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document, and any consent to any departure by Optimer from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given.  Except where notice is specifically required by this Agreement, no notice to or demand on Optimer in any case shall entitle Optimer to any other or further notice or demand in similar or other circumstances.

Section 7.04                             Binding Effect; Assignment

(a)                                 Binding Effect.  This Agreement shall be binding upon Optimer, Purchaser and their respective successors and permitted assigns.  Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.

(b)                                 Assignment of Purchased Shares.  All or any portion of Purchased Shares purchased pursuant to this Agreement may be sold, assigned or pledged by Purchaser, subject to compliance with Sections 4.05, 4.06, 5.04 and applicable securities laws.

(c)                                  Assignment of Rights.  All or any portion of the rights and obligations of Purchaser under this Agreement may be transferred by Purchaser to any wholly owned Subsidiary of Purchaser without the consent of Optimer.  Notwithstanding the foregoing, no transfer of rights may take place pursuant to this Section 7.04(c) unless the transferee executes a joinder agreement and expressly agrees to be bound by the terms of the Basic Documents.

Section 7.05                             Confidentiality

Notwithstanding anything herein to the contrary, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms regardless of any termination of this Agreement.  Other than the Form 8-K Optimer expects to file in connection with this Agreement, Optimer, its Subsidiaries and any of their respective Representatives shall disclose the identity of, or any other information concerning, Purchaser or any of its Affiliates only after providing Purchaser a reasonable opportunity to review and comment on such disclosure; provided, however, that nothing in this Section 7.05 shall delay any required filing or other disclosure with the Commission, NASDAQ or any Governmental Entity or otherwise hinder Optimer’s, its Subsidiaries’ or their Representatives’ ability to timely comply with all laws or rules and regulations of the Commission, NASDAQ or other Governmental Entity.

Section 7.06                             Communications

All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, electronic mail, air courier guaranteeing overnight delivery or personal delivery to the following addresses:

If to Purchaser:

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, Massachusetts 02421

fax: (781) 860-1407

Attention:                                       Chief Executive Officer

Chief Legal Officer

with a copy to:

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199

fax: (617) 951-7050

Attention:                                       Christopher Comeau

Paul Kinsella

If to Optimer:

Optimer Pharmaceuticals, Inc.,

101 Hudson Street, Jersey City, NJ 07302

fax: (201) 333-8870

Attention:                                       General Counsel

with a copy to:

Sullivan & Cromwell LLP,

125 Broad Street, New York, NY 10004

fax: (212) 558-3588

Attention:                                       Francis J. Aquila

George Sampas

or to such other address as Optimer or Purchaser may designate in writing.  All notices and communications shall be deemed to have been duly given:  at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified mail, return receipt requested, or regular mail, if mailed; when receipt is acknowledged, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.

Section 7.07                             Removal of Legend

In the event that Purchaser intends to sell any of the Purchased Shares or Common Shares issued upon conversion of the Purchased Shares in compliance with Section 5.04 and in accordance with applicable Law, Purchaser shall deliver to Optimer a written notice of an intention to sell such Purchased Shares or Common Shares.  Within three Business Days of the receipt of such notice, Optimer shall deliver to Purchaser a list of reasonable requirements necessary for Optimer and Optimer’s transfer agent to determine that the sale of the Purchased Shares or Common Shares, as applicable, is made in compliance with applicable Law (the “Required Information”), including, as may be appropriate, a certification by Purchaser that Purchaser is not an Affiliate of Optimer and regarding the length of time the Purchased Shares and/or the Common Shares, as applicable, have been held.  As soon as reasonably practicable following the receipt of the Required Information and in no event later than three Business Days after such date, Optimer or its transfer agent shall deliver to Purchaser certificates evidencing the Purchased Shares or Common Shares, as applicable, free and clear of a restrictive legend or shall cause the removal of the notation of a restrictive legend in the book-entry account maintained by the transfer agent, including the legend referred to in Section 4.09, and Optimer shall bear all costs associated therewith (the date that is three Business Days after the date on which Optimer or its transfer agent has received the Required Information is referred to herein as the “Required Delivery Date”).  If there is any dispute with respect to the sufficiency of the Required Information delivered by Purchaser, Optimer agrees to accept an opinion addressed to Optimer provided by the legal counsel of Cubist indicating that a restrictive legend on Purchaser’s Purchased Shares or Common Shares, as applicable, may be removed in accordance with applicable Law.  If Optimer fails on or prior to the Required Delivery Date to cause its transfer agent to remove the notation of a restrictive legend in Purchaser’s certificates evidencing the Purchased Shares or the book-entry account maintained by the transfer agent, then, in addition to all other remedies available to Purchaser, Optimer shall pay in cash to Purchaser on each day after the Required Delivery Date that the issuance or credit of such shares is not timely effected an amount equal to 2.0% of the product of (A) the sum of the number of Purchased Shares not issued to Purchaser on a timely basis and to which Purchaser is entitled and (B) the Five-day VWAP immediately preceding the Required Delivery Date.  After a registration statement under the Securities Act permitting the public resale of the Common Shares issued upon conversion of the Purchased Shares has become effective or Purchaser or its permitted assigns have held the

Purchased Shares and/or the Common Shares for at least one year, if the certificate evidencing such Purchased Shares or Common Shares issued upon conversion thereof or the book-entry account with the transfer agent of such Purchased Shares or Common Shares, as applicable, still bears the notation of the restrictive legend referred to in Section 4.09, Optimer agrees, upon request of Purchaser or permitted assignee, to take all steps reasonably necessary to promptly effect the removal of the legend described in Section 4.09 from the Purchased Shares or the Common Shares, as applicable, and Optimer shall bear all costs associated therewith, regardless of whether the request is made in connection with a sale or otherwise, so long as Purchaser or its permitted assigns provide to Optimer any information reasonably necessary to determine that the legend is no longer required under the Securities Act or applicable state laws, including (if there is no such registration statement) a certification that the holder is not an Affiliate of Optimer and regarding the length of time the Purchased Shares have been held.  Assuming the registration statement is effective or the Purchased Shares have been held for longer than one year, whether held in certificated form or in book entry with the transfer agent, Optimer agrees that upon request, it shall cooperate reasonably with Purchaser to move the Purchased Shares or the Common Shares issued upon conversion thereof to Purchaser’s DTC brokerage account according to the instructions provided by Purchaser.

Section 7.08                             Entire Agreement

This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or in the other Basic Documents with respect to the rights granted by Optimer or any of its Affiliates or Purchaser or any of its Affiliates set forth herein or therein.  This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.09                             Governing Law

(i)       THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.  The parties irrevocably submit to the personal jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated by the Basic Documents, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts, or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts; the parties hereto irrevocably agree that all claims relating to such action, proceeding or the transactions contemplated by the Basic Documents shall be heard and determined in such a Delaware State or Federal court.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties, and to the extent permitted by law, over the subject matter of such dispute, and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.06 or in such other manner as may be permitted by Law, shall be valid and sufficient service thereof.

(ii)                                  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THE BASIC DOCUMENTS.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (a) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (b) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (c) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (d) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.

(iii)                               The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, and to enforce specifically, the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such party is entitled at law or in equity.

(iv)                              Purchaser agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) Optimer has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 7.10                             Execution in Counterparts

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

Section 7.11                             Termination

(a)                                 Notwithstanding anything herein to the contrary, this Agreement may be terminated at any time at or prior to the Closing (i) by the written notice of Purchaser to Optimer upon an Optimer Material Adverse Effect or (ii) by the written notice of either party hereto upon a breach in any material respect by the other party hereto of any covenant or agreement set forth in this Agreement.

(b)                                 Notwithstanding anything herein to the contrary, this Agreement shall automatically terminate if, at any time at or prior to the Closing:

(i)                                     Any Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby shall become final and non-appealable; provided that the right to terminate this Agreement pursuant to this Section 7.11(b)(i) shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the existence of such Order; or

(ii)                                  The Merger Agreement shall have been terminated in accordance with its terms.

(c)                                  In the event of the termination of this Agreement as provided in this Section 7.11, this Agreement shall forthwith become null and void.  In the event of such termination, there shall be no liability on the part of any party hereto, except as set forth in ARTICLE VI of this Agreement; provided, that nothing herein shall relieve any party from any liability or obligation with respect to any willful or intentional breach of this Agreement.

Section 7.12                             Recapitalization, Exchanges, Etc. Affecting the Purchased Shares

The provisions of this Agreement shall apply to the fullest extent set forth herein with respect to any and all equity interests of Optimer or any successor or assign of Optimer (whether by merger, consolidation, sale of assets or otherwise, which may be issued in respect of, in exchange for or in substitution of, the Purchased Shares, and shall be appropriately adjusted for combinations, recapitalizations and the like occurring after the date of this Agreement.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

OPTIMER PHARMACEUTICALS, INC.

By:	/s/ Stephen W. Webster
Name: Stephen W. Webster
Title: Chief Financial Officer

Signature Page to Series A Convertible Preferred Stock Purchase Agreement

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Michael W. Bonney
Name: Michael W. Bonney
Title: Chief Executive Officer

Signature Page to Series A Convertible Preferred Stock Purchase Agreement

Exhibit A – Form of Certificate of Designations

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF

 SERIES A CONVERTIBLE PREFERRED STOCK, $0.001 PAR VALUE,

OF

OPTIMER PHARMACEUTICALS, INC.

The undersigned, Stephen W. Webster, Chief Financial Officer of OPTIMER PHARMACEUTICALS, INC. (the “Company”), a company organized and existing under the laws of the State of Delaware, does hereby certify:

Pursuant to the authority conferred upon the Board of Directors of the Company (the “Board”) by the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), on July 30, 2013, the Board duly adopted resolutions (i) creating, authorizing and designating seven hundred fifty thousand (750,000) shares of preferred stock, par value $0.001 per share, of the Company, as Series A Convertible Preferred Stock (the “Series A Convertible Preferred Stock”), none of which is outstanding as of the date hereof, to have the powers, preferences, rights, qualifications, limitations and restrictions set forth in Exhibit C to the Agreement and Plan of Merger, dated as of July 30, 2013 (the “Merger Agreement”), by and among the Company, Cubist Pharmaceuticals, Inc. (“Cubist”) and PDRS Corporation, and the Certificate of Incorporation and (ii) approving the establishment of a committee of the Board (the “Interim Financing Committee”) authorized to issue shares of Series A Convertible Preferred Stock (each, a “Series A Convertible Preferred Share”) in an amount not to exceed $25,000,000 in any three-month period following the date of such resolutions and to approve a certificate of designations of Series A Convertible Preferred Stock, which shall establish the powers, preferences, rights, qualifications, limitations and restrictions set forth in Exhibit C to the Merger Agreement and the Certificate of Incorporation (this “Certificate of Designations”); and

Thereafter, on September 13, 2013, the Interim Financing Committee duly adopted the following resolution approving this Certificate of Designations:

RESOLVED, that, pursuant to the power and authority vested in the Interim Financing Committee in accordance with the resolutions of the Board dated July 30, 2013, the provisions of the Certificate of Incorporation, the Company’s Amended and Restated Bylaws and applicable law, this Certificate of Designations for the Series A Convertible Preferred Stock is hereby authorized and approved as follows:

1

1.                                      Designation and Number.  The Company hereby designates and creates a series of shares of preferred stock to be designated as “Series A Convertible Preferred Stock”, par value $0.001 per share (each, a “Series A Convertible Preferred Share”), and consisting of a total of 750,000 Series A Convertible Preferred Shares.  The series of Series A Convertible Preferred Shares shall be closed immediately following the earliest to occur of: (i) the consummation of the third purchase by Cubist and sale from the Company of the Series A Convertible Preferred Shares contemplated by the Merger Agreement, which is expected to be on or about March 17, 2014; (ii) the termination of the Merger Agreement in accordance with its terms; and (iii) the Effective Time (as defined in the Merger Agreement); thereafter no additional Series A Convertible Preferred Shares shall be designated, created or issued.

2.                                      Rank.  The Series A Convertible Preferred Shares, with respect to rights to payment of amounts payable upon liquidation, dissolution or winding up of the Company, rank: (i) senior to all classes of the shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”), and to each other class or series of equity securities established after the original issue date of the Series A Convertible Preferred Shares and (ii) junior to all of the Company’s indebtedness and other liabilities with respect to assets available to satisfy claims against the Company and the Series A Convertible Preferred Shares.

3.                                      Liquidation Value.

(a)                                 In the event of any liquidation, dissolution or winding up of the Company or sale or other disposition of substantially all of the assets of the Company, either voluntary or involuntary, the holders of the Series A Convertible Preferred Shares shall be entitled to receive, out of the assets of the Company available for distribution to the stockholders of the Company after satisfying claims of creditors, prior and in preference to any distribution of assets of the Company to the holders of Common Shares or any other class or series of equity interest in the Company, the Series A Per Share Purchase Price per Series A Convertible Preferred Share held (the “ Series A Convertible Preferred Share Liquidation Value”).

(b)                                 If upon any such voluntary or involuntary liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the stockholders of the Company are insufficient to pay the Series A Convertible Preferred Share Liquidation Value, then the holders of the Series A Convertible Preferred Shares shall share ratably in any such distribution of assets in proportion to the aggregate amount of the liquidating distributions to which they would otherwise be respectively entitled.

(c)                                  After payment of the full amount of the Series A Convertible Preferred Share Liquidation Value, the holders of the Series A Convertible Preferred Shares shall have no right or claim to any of the remaining assets of the Company.

2

(d)                                 None of a consolidation or merger of the Company with or into another entity, a merger of another entity with or into the Company, a statutory share exchange by the Company or a sale, lease or conveyance of all or substantially all of the Company’s property or business shall be considered a liquidation, dissolution or winding up of the affairs of the Company.

4.                                      Voting Rights.  Except as required by applicable law or as set forth herein, the Series A Convertible Preferred Shares shall have no right to vote on any matters, questions or proceedings of the Company including, without limitation, the election of directors.

5.                                      Certificates.  Upon the Company’s issuance of Series A Convertible Preferred Shares to any individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity (each, a “Person”), the Company shall issue, upon the request of such Person, one or more certificates either (i) substantially in the form of Exhibit A to this Certificate of Designations, (ii) issued in global or book entry form, or (iii) in such form as may be adopted by the Board, issued in accordance with this Section 5 and evidencing ownership of one or more Series A Convertible Preferred Shares (any certificate evidencing one or more Series A Convertible Preferred Shares or Common Shares, each, a “Certificate”), in the name of such Person in accordance with this Section 5.  Subject to the requirements of this Certificate of Designations, the Persons holding Certificates evidencing Series A Convertible Preferred Shares may exchange such Certificates for Certificates evidencing Common Shares on or after the date on which such Series A Convertible Preferred Shares are converted into Common Shares pursuant to the terms of Section 6.  The Series A Convertible Preferred Shares shall be evidenced by Certificates in a form substantially similar to Exhibit A hereto and, subject to the satisfaction of any applicable legal, regulatory and contractual requirements, may be assigned or transferred in a manner identical to the assignment and transfer of other shares of the Company, and unless and until the Company determines to assign the responsibility to another Person, the Company shall act as the registrar and transfer agent for the Series A Convertible Preferred Shares.  The Certificates evidencing Series A Convertible Preferred Shares shall be separately identified and shall not bear the same CUSIP number as the Certificates evidencing Common Shares.

6.                                      Conversion Rights.

(a)                                 In the event the Merger Agreement is terminated by the Company pursuant to Section 9.3(a) thereof, or pursuant to Section 9.2(a) of the Merger Agreement in a circumstance where all conditions to Cubist’s obligations to close have been satisfied prior to the Outside Date (including conditions to be satisfied at the Closing other than the condition set forth in Section 8.1(c) of the Merger Agreement) then, and in each such case, the Company shall have the right, in its sole discretion, to elect to redeem all, but not less than all, of the Series A Convertible Preferred Shares at par value ($0.001 per Series A Convertible Preferred Share) by providing to Cubist within five (5) Business Days (as defined in the Merger Agreement) after such termination, (i) a written notice to be provided substantially in the form of Exhibit C-1 attached hereto, stating that the Company elects to redeem such Series A Convertible Preferred Shares pursuant to this Section 6(a) and (ii) an executed release in the form of Exhibit C-2 attached hereto.

3

(b)                                 In the event the Merger Agreement is terminated for any other reason than as described in Section 6(a), or in the event the Company does not, in its sole discretion, elect to redeem the Series A Convertible Preferred Shares pursuant to the rights granted to the Company under Section 6(a), then, beginning on the first anniversary of such termination of the Merger Agreement as described in this Section 6(b), holders of the Series A Convertible Preferred Shares shall have the right to convert all or a portion of such Series A Convertible Preferred Shares at any time and from time to time into Common Shares at an initial conversion rate of the number of Common Shares per one Series A Convertible Preferred Share equal to the quotient of the Series A Per Share Purchase Price divided by the Ten-day VWAP, where the last day of calculation for purposes of the Ten-day VWAP is the day prior to the  Series A Convertible Preferred Share Conversion Date (as defined below) (such right, the “Holder Conversion Right”).

(c)                                  In order to exercise the Holder Conversion Right, the holder of any Series A Convertible Preferred Shares to be converted shall, in the case of Series A Convertible Preferred Shares represented by a Certificate, surrender the Certificate representing such Series A Convertible Preferred Shares, duly endorsed or assigned to the Company or in blank, or, in the case of Series A Convertible Preferred Shares held by such holder in book entry form, deliver an “agent’s message” in customary form, in each case at any office or agency of the Company maintained for that purpose (which may be a bank, trust company or other Person as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Common Shares; provided, however, that if no such entity is specifically designated the Company shall, at the direction of the Interim Financing Committee, act in such capacity) (such office, agency or the Company, as applicable, the “Transfer Agent”), accompanied by a duly signed notice (a “Holder Conversion Notice”) substantially in the form provided in Exhibit B hereto, stating that the holder of Series A Convertible Preferred Shares elects to convert the Series A Convertible Preferred Shares held by such holder in book entry form or represented by such Certificate(s), as applicable, or, if less than the entire number of Series A Convertible Preferred Shares held by such holder in book entry form or represented by such Certificate(s) are to be converted, the number of such Series A Convertible Preferred Shares to be converted.  Any such delivery of an “agent’s message”, Certificates and the Holder Conversion Notice shall be irrevocable.  Only whole numbers of Series A Convertible Preferred Shares may be converted.

(d)                                 Any Common Shares delivered as a result of conversion pursuant to this Section 6 shall be validly issued, fully paid and nonassessable, free and clear of any and all liens, charges, pledges, security interests, claims or other encumbrances, and restrictions on transfer, other than restrictions on transfer under the Certificate of Incorporation as in effect on September 16, 2013 or this

4

Certificate of Designations and under applicable state and federal securities laws and other than such liens, charges, pledges, security interests, claims or other encumbrances as created by the holders thereof.  Immediately following any conversion, the rights of the holders of converted Series A Convertible Preferred Shares shall cease and the Persons entitled to receive the Common Shares upon the conversion of Series A Convertible Preferred Shares shall be treated for all purposes as having become the owners of such Common Shares.

(e)                                  Any Series A Convertible Preferred Shares being converted shall be deemed to have been converted at either (x) the time immediately prior to the close of business on the date on which a Certificate representing such Series A Convertible Preferred Share, or an “agent’s message” in customary form, as the case may be, and a duly signed Holder Conversion Notice have been received by the Transfer Agent, or (y) at a later date specified by the holder of such Series A Convertible Preferred Shares in the Holder Conversion Notice (such date, as applicable, the “Series A Convertible Preferred Share Conversion Date”), and at such time the rights of the holder of such Series A Convertible Preferred Shares as holder of Series A Convertible Preferred Shares shall cease, including any rights under this Certificate of Designations, and such Person shall be deemed to be the holder of record of the Common Shares issuable upon conversion of such Series A Convertible Preferred Shares, notwithstanding that any Certificates representing such Series A Convertible Preferred Shares shall not have been received by the Transfer Agent or that the Certificates evidencing such Common Shares shall not then be actually delivered to such Person.  Within five (5) Trading Days after the applicable Series A Convertible Preferred Share Conversion Date, the Company shall deliver to the Transfer Agent, for delivery to the holder of Series A Convertible Preferred Shares being converted (or such other Person as the holder may specify in the Holder Conversion Notice), a Certificate or Certificates, or book-entry shares in respect thereof, for the number of Common Shares deliverable upon conversion, together with payment in lieu of any fraction of a Common Share, if any, as provided in Section 6(g) below.

(f)                                   The Company shall pay any and all issue, documentary, stamp and other taxes, excluding any income, capital gain, franchise or similar taxes, that may be payable in respect of any issue or delivery of Common Shares upon conversion of, or payment of distributions on, Series A Convertible Preferred Shares pursuant hereto. However, the holder of any Series A Convertible Preferred Shares shall pay any tax that is due because the Common Shares issuable upon conversion thereof or distribution payment thereon are issued in a name other than such holder’s name.

(g)                                  No fractional Common Share shall be delivered upon conversion of any Series A Convertible Preferred Shares.  If more than one Certificate representing Series A Convertible Preferred Shares shall be surrendered for conversion with the same Series A Convertible Preferred Share Conversion Date by the same holder of Series A Convertible Preferred Shares, the number of full Common Shares which shall be deliverable upon conversion thereof shall be

5

computed on the basis of the aggregate number of whole Series A Convertible Preferred Shares so surrendered.  Instead of any fractional Common Share which would otherwise be issuable upon conversion of any Series A Convertible Preferred Shares, the Company shall calculate and pay a cash adjustment in respect of such fraction (calculated with respect to a Common Share to seven decimal places and rounded down to six decimal places) in an amount in cash (computed to the nearest cent) equal to such fraction multiplied by the Ten-day VWAP, where the last day of calculation for purposes of the Ten-day VWAP is the Series A Convertible Preferred Share Conversion Date, or at the Company’s option, the Company may round the number of Common Shares delivered up to the next higher whole Common Share.

(h)                                 Notwithstanding anything to the contrary herein, in the Series A Convertible Preferred Stock Purchase Agreement, dated as of September 16, 2013, by and between the Company and Cubist (the “Series A Convertible Preferred Stock Purchase Agreement”), or in the Merger Agreement, the rights of the holders of the Series A Convertible Preferred Shares granted pursuant to this Section 6 shall be limited such that in no event shall:  (i) Cubist, upon conversion thereof, become the “beneficial owner” (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”)), directly or indirectly, of, collectively, greater than 5.00% of the total voting power of any class or series of securities of the Company entitled to vote on any matter (including matters with respect to which such holders of any such class or series of securities are entitled to provide their consent), except matters with respect to which holders of the Series A Convertible Preferred Shares vote or provide their consent as a single class or series only; provided, that if Cubist becomes the beneficial owner, directly or indirectly, of, collectively, greater than 5.00% or more of the total voting power of any such class or series of securities of the Company entitled to vote, or consent, on any matter, as the case may be, then, with respect to the securities that account for the excess over 5.00% of such class or series, such securities shall be voted in proportion to all other votes cast on such matter; (ii) such holders of the Series A Convertible Preferred Shares deliver a Holder Conversion Notice or the Company issue shares in respect thereof if the number of Common Shares to be so issued in such issuance would result in the issuance of more than 19.99% of the amount of Common Shares of the Company issued and outstanding on the Series A Convertible Preferred Share Conversion Date; or (iii) any or all Series A Convertible Preferred Shares be convertible to the extent any such conversion would require any consents, registrations, approvals, permits or authorizations from any federal, state, local or foreign court or other Governmental Entity having jurisdiction over enforcement of any applicable antitrust or competition Laws that have not been obtained.

6

7.                                      Change of Control.

(a)                                 Subject to subsection (b) below, prior to the consummation of any Change of Control in which the holders of Common Shares are to receive securities or a combination of securities, cash or other assets, the Company shall make appropriate provision to ensure that the holders of Series A Convertible Preferred Shares shall have the right to receive in such Change of Control at the effective time of such Change of Control, for each Series A Convertible Preferred Share, consideration equal to (x) in the case of a Change of Control for which the Company shall be obligated to pay the Termination Fee (as defined in the Merger Agreement), the Series A Convertible Preferred Share Liquidation Value or (y) in the case of any other Change of Control, except that as may be consummated with Cubist pursuant to the Merger Agreement, the consideration that would be received if the holder converted its Series A Convertible Preferred Shares to Common Shares pursuant to the terms of Section 6(b), except that the last day of calculation for purposes of the Ten-day VWAP shall be the day prior to the public announcement of such Change of Control.

(b)                                 Consummation of Merger with Cubist.  Notwithstanding anything to the contrary stated herein, at the Effective Time (as defined in the Merger Agreement), the Series A Convertible Preferred Shares shall be canceled for no consideration and shall no longer be issued and outstanding shares of capital stock of the Company.

(c)                                  Payment of the Merger Consideration. The rights of the holders of the Series A Convertible Preferred Shares to receive the merger consideration described in this Section 7 are senior in right of payment to the rights of the holders of Common Shares or of any other class or series of preferred stock, and as such, neither the Company nor any transactional counterparty of the Company may pay any consideration in respect of Common Shares or any other class or series of preferred stock unless and until the holders of the Series A Convertible Preferred Shares have received their merger consideration in full.

8.                                      Distributions, Combinations and Subdivisions; Other Adjustments.(a)

(a)                                 If the Common Shares issuable upon the conversion of the Series A Convertible Preferred Shares shall be changed into the same or a different number of shares of any class or classes of stock or other securities, whether by capital reorganization, reclassification or otherwise, but other than in connection with a Change of Control, then and in each such event the holder of each such Series A Convertible Preferred Share shall have the right thereafter to convert such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of Common Shares into which such Series A Convertible Preferred Shares might have been converted on the day immediately prior to such change, calculated as (i) the Series A Per Share Purchase Price divided by (ii) the average of the Daily VWAP of the security or securities received upon conversion for each day during a ten (10) consecutive Trading Day period ending immediately prior to the date of such reorganization, reclassification or change, provided that if the security or securities to be received upon conversion are not then traded, then clause (ii) of this formula shall instead refer to the Ten-day VWAP, where the date of determination of the Ten-day VWAP is the date immediately preceding any such reorganization, reclassification or change.

7

(b)                                 Adjustment for Reorganization, etc.  If there shall occur any reorganization, recapitalization or reclassification involving the Company in which the Common Shares (but not the Series A Convertible Preferred Shares) are converted into or exchanged for cash or other property (other than a transaction covered otherwise by this Section 8 or a Change of Control), then, following any such reorganization, recapitalization or reclassification, each Series A Convertible Preferred Share shall be convertible into the kind and amount of securities, cash or other property which a holder of the number of Common Shares of the Company issuable upon conversion of one Series A Convertible Preferred Share immediately prior to such reorganization, recapitalization or reclassification would have been entitled to receive pursuant to such transaction, calculated as (i) the Series A Per Share Purchase Price divided by (ii) the Ten-day VWAP, where the date of determination of the Ten-day VWAP is the date immediately preceding any such reorganization, recapitalization or reclassification.

(c)                                  Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment pursuant to this Section 8, the Company at its expense shall, as promptly as reasonably practicable but in any event not later than ten (10) days thereafter, compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Convertible Preferred Shares, if any, a certificate setting forth such adjustment or readjustment (including the kind and amount of securities, cash or other property into which the Series A Convertible Preferred Shares are convertible) and showing in detail the facts upon which such adjustment or readjustment is based.

(d)                                 Notice of Record Date.  In the event:

(i)                                     of any reclassification of the Common Shares (other than a subdivision or combination of its outstanding Common Shares or a stock dividend or stock distribution on the Common Shares), or of any consolidation or merger of the Company into or with another Person, or of the sale of all or substantially all of the assets of the Company; or

(ii)                                  of any liquidation, dissolution or winding up of the Company or sale or other disposition of substantially all of the assets of the Company, either voluntary or involuntary;

then the Company shall cause to be filed at its principal office or at the office of the Transfer Agent of the Series A Convertible Preferred Shares, and shall cause to be mailed to the holders of the Series A Convertible Preferred Shares at their last addresses as shown on the records of the Company or such Transfer Agent, at least ten (10) days before the date specified below, a notice stating the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected, as of the date that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

8

9.                                      Consent Rights.  So long as any Series A Convertible Preferred Shares remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the Series A Convertible Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class): (i) authorize additional Series A Convertible Preferred Shares, issuance of any Series A Convertible Preferred Shares other than pursuant to the Series A Convertible Preferred Stock Purchase Agreement or authorize or create or increase the authorized or issued amount of, any class or series of capital stock ranking senior to or pari passu with the Series A Convertible Preferred Shares with respect to dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) take any action to amend, modify, supplement, repeal or otherwise alter the rights, preferences, privileges or voting power of the holders of Series A Convertible Preferred Shares set forth in this Certificate of Designations, whether through merger, consolidation, exchange or otherwise.

10.                               Waiver.  Notwithstanding anything to the contrary stated herein, any provision of this Certificate of Designations may be waived with the prior affirmative vote or written consent of the holders of at least a majority of the outstanding Series A Convertible Preferred Shares, voting separately as a class.

11.                               Definitions.  The following terms shall have the following respective meanings:

“Affiliate” means, with respect to a specified Person, any other Person, whether now in existence or hereafter created, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person.  For purposes of this definition, “control” (including, with correlative meanings, “controlling”, “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Change of Control” means the consummation of any transaction or series of related transactions involving the Company and any Person or “group” (as such term is defined in the Exchange Act) of Persons (in each case other than Cubist and its Affiliates) resulting in any such Person or “group” becoming the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total equity interest in or voting power of the Company on a fully diluted basis.

“Closing” has the meaning ascribed to such term in the Merger Agreement.

“Daily VWAP” means the volume-weighted average price per Common Share or other security, as applicable, as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Share or security (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one Common Share on such Trading Day).  The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

9

“Governmental Entity” means any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity.

“Law” means any federal, state, local and foreign laws, statutes and ordinances, common laws and any rules, regulations, standards, judgments, orders, writs, injunctions, decrees, arbitration awards, agency requirements, licenses or permits of any Governmental Entity.

“Outside Date” has the meaning ascribed to such term in the Merger Agreement.

“Series A Per Share Purchase Price” means $100.00 per Series A Convertible Preferred Share (as adjusted for stock splits, stock, recapitalizations and the like).

“Ten-day VWAP” means the average of the Daily VWAP of the Common Shares for each day during a 10 consecutive Trading Day period ending immediately prior to the date of determination.

“Trading Day”  means (a) any day on which the Common Shares are listed or quoted and traded on its primary Trading Market or (b) if the Common Shares are not then listed or quoted and traded on any Trading Market, then a day on which trading occurs on the Nasdaq Global Select Market (or any successor thereto).

“Trading Market” means the following market(s) or exchange(s) on which the Common Shares are listed or quoted for trading on the date in question (as applicable): the American Stock Exchange, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

10

IN WITNESS WHEREOF, Optimer Pharmaceuticals, Inc. has caused this Certificate of Designations to be signed by the Chief Financial Officer of the corporation on this 16th day of September, 2013.

Optimer Pharmaceuticals, Inc.

By
	Name:	Stephen W. Webster
	Title:	Chief Financial Officer

[Signature Page to the Certificate of Designations]

EXHIBIT A

[FACE OF SECURITY]

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE SUBJECT TO THE TERMS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF OPTIMER PHARMACEUTICALS, INC. AND THE SERIES A CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 16, 2013, BY AND BETWEEN OPTIMER PHARMACEUTICALS, INC. AND CUBIST PHARMACEUTICALS, INC.  THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF OPTIMER PHARMACEUTICALS, INC. THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD VIOLATE THE THEN-APPLICABLE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL ENTITY WITH JURISDICTION OVER SUCH TRANSFER.

CERTIFICATE EVIDENCING SERIES A CONVERTIBLE PREFERRED STOCK,

$0.001 PAR VALUE, OF

OPTIMER PHARMACEUTICALS, INC.

No.	Series A Convertible Preferred Shares

In accordance with Section 5 of the Certificate of Designations of Series A Convertible Preferred Stock of Optimer Pharmaceuticals, Inc. (the “ Certificate of Designations”), Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby certifies that (the “Holder”) is the registered owner of the number of Series A Convertible Preferred Shares set forth above representing equity interests in the Company (the “ Series A Convertible Preferred Shares”) transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Series A Convertible Preferred Shares are set forth in, and this Certificate and the Series A Convertible Preferred Shares represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Certificate of Designations. Copies of the Certificate of Designations are on file at, and shall be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at 101 Hudson Street, Suite 3501, Jersey City, New Jersey 07302. Capitalized terms used herein but not defined shall have the meanings given them in the Certificate of Designations.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and registrar, and is transferable only on the books of the Company by the Holder hereof in person or by a duly authorized attorney upon surrender of this Certificate with a proper endorsement.

Dated:	Optimer Pharmaceuticals, Inc.

Countersigned and Registered by:

By:
as Transfer Agent and Registrar		Chief Financial Officer

By:	By:
Authorized Signature		Secretary

[REVERSE OF CERTIFICATE]

The Company shall furnish without charge, within 15 days after receipt of written request therefor, to each stockholder of the Company who so requests the powers, designations, preferences and relative participating, optional or special rights of each class or series thereof of the Company and the qualifications, limitations or restrictions of such preferences and/or rights.  Such request should be addressed to the Company.

Subject to the conditions of the Certificate of Designations, the Holder shall have the right, at such Holder’s option, at any time subject to the conditions described in Section 6 of the Certificate of Designations, to convert all or any portion of such Holder’s Series A Convertible Preferred Shares into Common Shares representing equity interests in the Company (the “Common Shares”), as provided in the Certificate of Designations.  The Company may, upon the occurrence of certain events specified in the Certificate of Designations, at its option, at any time or from time to time, redeem all or some of the Series A Convertible Preferred Shares, subject to the conditions as provided in the Certificate of Designations.  The preceding description is qualified in its entirety by reference to the Certificate of Designations.

ASSIGNMENT OF SERIES A CONVERTIBLE PREFERRED SHARE

OF OPTIMER PHARMACEUTICALS, INC.

FOR VALUE RECEIVED,                      hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of Assignee)

Series A Convertible Preferred Shares representing equity interests evidenced by this Certificate, subject to the Certificate of Incorporation, and does hereby irrevocably constitute and appoint                       as its attorney-in-fact with full power of substitution to transfer the same on the books of Optimer Pharmaceuticals, Inc.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

No transfer of the Series A Convertible Preferred Shares evidenced hereby shall be registered on the books of the Company, unless the Certificate evidencing the Series A Convertible Preferred Shares to be transferred is surrendered for registration or transfer.

EXHIBIT B

Holder Conversion Notice

[Date]

The undersigned hereby elects to convert the number of Series A Convertible Preferred Shares (“Series A Convertible Preferred Shares”) of Optimer Pharmaceuticals Inc., a Delaware corporation (the “Company”), indicated below into common stock, par value $0.001 per share  of the Company (“Common Shares”), according to the conditions hereof, as of the date written below. If Common Shares are to be issued in the name of a person other than the holder of such Series A Convertible Preferred Shares, such holder shall pay all transfer taxes payable with respect thereto and shall deliver such certificates and opinions as may be required by the Company or its transfer agent. No fee shall be charged to the holders for any conversion, except for any such transfer taxes.

Date to Effect Conversion:

Number of Series A Convertible Preferred Shares Owned by the undersigned:

Number of Series A Convertible Preferred Shares represented by the accompanying Certificate(s), if applicable:

Number of Series A Convertible Preferred Shares to be Converted into Common Shares:

Number of Common Shares to be Issued:

Name in which Certificate for Common Shares to be Issued:

Address for Delivery of Certificate for Common Shares:

Number of Series A Convertible Preferred Shares to be Reissued to the undersigned, if less than all Series A Convertible Preferred Shares represented by accompanying Certificate(s) are to be converted:

[HOLDER]

By:
Authorized Officer:
Title:

EXHIBIT C-1

Company Redemption Notice

[Record Holder Addressee]

[Date]

Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby elects to redeem its Series A Convertible Preferred Shares (“Series A Convertible Preferred Shares”), in the amount provided below, per the records of the Company, as of the date written below.

Date to Effect Redemption:

Number of Series A Convertible Preferred Shares Owned by Record Holder:

Number of Series A Convertible Preferred Shares to be Redeemed by the Company:

OPTIMER PHARMACEUTICALS, INC.

By:
Authorized Officer:
Title:

EXHIBIT C-2

Form of Release

Cubist Pharmaceuticals, Inc.

65 Hayden Avenue

Lexington, MA 02421

Attn: Chief Executive Officer

Attn: General Counsel

[Date]

Optimer Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby irrevocably and unconditionally releases, acquits and forever discharges Cubist Pharmaceuticals, Inc. (“Cubist”) and its Subsidiaries (as defined in the Agreement and Plan of Merger, dated as of July 30, 2013, by and among the Company, Cubist and PDRS Corporation (the “Merger Agreement”)), and the officers, directors, employees, investment bankers, attorneys, accountants and other advisors, agents and representatives of each (the “Cubist Releasees”), from all claims, liabilities, demands and causes of action, known or unknown, fixed or contingent, which the Company may have or claim to have against the Cubist Releasees arising out of or related to the Merger Agreement and the transactions contemplated by the Merger Agreement, and the Company hereby agrees that it shall not file any lawsuit to assert any such claims and shall not seek any other remedy available to it pursuant to Section 10.5 or any other provision of the Merger Agreement.

OPTIMER PHARMACEUTICALS, INC.

By:
Authorized Officer:
Title: